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                                   EXHIBIT 99

                                  NEWS RELEASE

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                                            Contacts:
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                                            Camco Financial Corporation
                                            Cambridge, Ohio
                                            Richard C. Baylor - 740-435-2020

                                            Columbia Financial of Kentucky, Inc.
                                            Ft. Mitchell, Ky.
                                            Stephen C. Daniels - 859-331-2419
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Release Date:     November 16, 2001
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Release Time:     4:30 PM
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                         Camco Completes Acquisition of
                      Columbia Financial of Kentucky, Inc.

     [CAMBRIDGE, OHIO - (BUSINESS WIRE) - NOVEMBER 16, 2001] Camco Financial Corporation (Nasdaq National Market "CAFI"), a savings and loan holding company located in Cambridge, Ohio, announced the completion yesterday of its previously announced acquisition of Columbia Financial of Kentucky, Inc.("CFKY"). CFKY's operating subsidiary, Columbia Federal Savings Bank, with 5 offices in Northern Kentucky, will operate as Columbia Savings Bank, a Division of Advantage Bank.

     CFKY shareholders will receive $6.90 in cash and .3681 Camco share for each CFKY share outstanding. As a result of the acquisition, Camco will have approximately 8 million publicly traded shares of common stock.

     Richard C. Baylor, President & CEO of Camco, commented, "We are excited to complete this addition to our community bank group. Columbia Savings Bank will provide more customer convenience from our "Advantage Banking" brand of products." Baylor continued, "We are confident that the market will respond favorably to the dynamic combination of Camco's operational support and Columbia's community ties that will be maintained through the continuation of Columbia Savings Bank's community banking efforts. Camco expects that this acquisition should be accretive to Camco's earnings in the first year."


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     Columbia's President Robert V. Lynch commented, "I am very pleased to have our bank join the Advantage Bank family of community banks. This merger will enhance services, add a broad range of products, and bring new technology to Columbia's customers."

     This brings Advantage Bank's greater Cincinnati and Northern Kentucky asset base to over $250 million and increases the area offices from 3 to 8. Camco now provides its financial services of community banking, mortgage banking and title services through 35 offices in 26 communities in Ohio, Kentucky and West Virginia.

     At September 30, 2001, Camco had assets of $1.0 billion and stockholders' equity of $83.6 million, and on a consolidated basis, the Columbia acquisition increases Camco's assets to approximately $1.1 billion and stockholders equity to approximately $96.0 million.








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